UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 16, 2012

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35416	26-3718801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8490 Progress Drive, Suite 300, Frederick, MD		21701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 345-6170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Mr. Shinn. On March 22, 2012, the non-management members of the Board of Directors (the “Board”) of U.S. Silica Holdings, Inc. (the “Company”) approved, and the Company entered into, an Employment Agreement (the “Employment Agreement”) with the Company’s President and Chief Executive Officer, Bryan A. Shinn. Pursuant to the terms of the Employment Agreement, Mr. Shinn is entitled to an annual base salary of $400,000, subject to review and adjustment. Mr. Slobodow is also eligible to earn a short-term, performance-based cash incentive payment for each year. The bonus shall be equal to 75% of his annual base salary.

Mr. Shinn is also entitled to receive benefits in accordance with the health and welfare plans the Company provides to other members of our senior management. Mr. Shinn is also entitled to up to 25 days of paid time off and reimbursement for all reasonable business expenses that he incurs in the course of performing his duties and responsibilities which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Mr. Shinn’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by the Company (with or without cause). If the Company terminates Mr. Shinn’s employment without cause or Mr. Shinn resigns for good reason, Mr. Shinn is entitled to receive severance equal to his annual base salary payable in regular installments from the date of termination through the later of (i) the twelve-month anniversary of this agreement and (ii) the twelve-month anniversary of the date of termination if Mr. Shinn has executed and delivered a general release of any and all claims arising out of or related to his employment with the Company and the termination of his employment. Mr. Shinn is also entitled to receive reimbursement of the then-prevailing monthly premium for COBRA healthcare coverage if he so elects.

Mr. Shinn has also agreed to customary restrictions with respect to the use of the Company’s confidential information and has agreed that all intellectual property developed or conceived by him while he is employed by the Company which relates to the Company’s business is the Company’s property. During the term of Mr. Shinn’s employment with the Company and during the twelve-month period immediately thereafter, Mr. Shinn has agreed not to (i) participate (whether as an officer, director, employee or otherwise) in any businesses that compete with the Company, (ii) solicit or hire any of the Company’s employees and (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, distributor or other business relation of the Company to cease doing business with the Company or in any way interfere with the Company’s relationship with such person or entity. During any period in which Mr. Shinn has breached the above restrictions, the Company has no obligation to pay Mr. Shinn any severance described above.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated in its entirety into this Item.

2012 Annual Bonus Incentive Plan. On March 16, 2012, the Compensation and Governance Committee (the “Committee”) of the Board adopted the 2012 Annual Bonus Incentive Plan (the “2012 ABIP”). The 2012 ABIP represents the Company’s short-term, performance-based cash incentive plan for certain senior executives (including the Company’s named executive officers) and other employees. Awards under the 2012 ABIP will be based on the attainment of both pre-established objective financial goals (Adjusted EBITDA) and individual personal performance objectives, and will be paid in cash at the end of the performance period (except for amounts withheld by the Company for minimum statutory withholding requirements).

Target ABIP opportunities are established as a percentage of an executive’s base salary, with actual ABIP awards ranging from 0% to 200% of the target opportunity. Target ABIP opportunities for the Company’s current named executive officers are as follows:

Bryan A. Shinn	75% of base salary

Brian Slobodow	50% of base salary

William A. White	45% of base salary

R. Dale Lynch	50% of base salary

Michael L. Winkler	45% of base salary

Bradford B. Casper	35% of base salary

Base Salary; Target 2012 ABIP Opportunity for Mr. Shinn. Effective March 22, 2012, and in connection with entering into the Employment Agreement, the non-management members of the Board approved a new base salary of $400,000 for Mr. Shinn and a target 2012 ABIP opportunity for Mr. Shinn equal to 75% of his base salary.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated March 22, 2012, by and between the Company and Bryan A. Shinn

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2012

U.S. SILICA HOLDINGS, INC.

/s/ William A. White
By: William A. White Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated March 22, 2012, by and between the Company and Bryan A. Shinn